Exhibit 99.1

Casey’s Announces the Closing of Buchanan Energy Acquisition

ANKENY, Iowa, May 14, 2021 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), one of the leading convenience store chains in the United States, today announced the closing of the previously announced acquisition of Buchanan Energy, owner of Bucky’s Convenience Stores. The acquisition deepens Casey’s Midwest presence, notably in Nebraska and Illinois, and brings the company’s total owned and operated stores to over 2,300 units.

The acquisition marks the most significant transaction in Casey’s 52-year history, and is part of the implementation of its three-year strategic plan that was shared in January 2020 when the Company set a three-year goal of adding 345 stores to its chain. The Company will divest six stores as part of the consent order the Company agreed to with the Federal Trade Commission, which will not materially alter the expected financial impact of the transaction as previously disclosed.

“We are pleased to complete this transaction and welcome the Bucky’s team to the Casey’s family,” said Darren Rebelez, President and Chief Executive Officer of Casey’s. “Steve Buchanan and his team have built up an extremely successful business, and Casey’s is excited to bring our hand-made pizza program to these well located, high volume stores.

About Casey’s
Casey’s is a Fortune 500 company (NASDAQ: CASY) operating over 2,300 convenience stores. Founded more than 50 years ago, the company has grown to become the fourth-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Forward-looking Statements
This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements, with respect to the Company and the acquisition, relating to our expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores, and the potential effect of COVID-19.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to integration of the acquisition, executing our strategic plan, the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website.

Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com